Exhibit 10.2

NEXPOINT RESIDENTIAL TRUST, INC.

Form of Restricted Shares Units Agreement (Employee)

This RESTRICTED SHARES UNITS AGREEMENT (this “Agreement”) is made as of ______, 20__, by and between NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), and [•] (the “Participant”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2025 Long Term Incentive Plan (the “Plan”).
2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant as of _____, 20__ (the “Date of Grant”) [•] Restricted Shares Units (“RSUs”). Each RSU shall represent the right of the Participant to receive one Share.
3.
Restrictions on Transfer of RSUs. Subject to Section 16 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Shares underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than (i) by transfer by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members, or (ii) by will or pursuant to the laws of descent and distribution.
4.
Vesting of RSUs.
(a)
General. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Participant pursuant to Section 5 hereof (“Vest” or similar terms) as provided in this Section 4(a). The RSUs covered by this Agreement shall Vest as follows, in each case, conditioned upon the Participant’s Continuous Service through each such date (the period from the Date of Grant until the final Vesting date, the “Vesting Period”):

Portion of RSU Vesting	Vesting Date
1/__	1st anniversary of the Date of Grant
[1/__	February 15, 202_]
[1/__	February 15, 202_]
[1/__	February 15, 202_]
[1/__	February 15, 202_]

Any RSUs that do not so Vest will be forfeited, including, except as provided in Section 4(b), Section 4(c) or Section 4(d) below, if the Participant ceases to be in Continuous Service prior to the end of the Vesting Period.

(b)
Vesting due to Death or Disability. Notwithstanding Section 4(a) above, the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) prior to the end of the Vesting Period upon the date of Participant’s termination of Continuous Service due to the Participant’s death or Disability.
(c)
Vesting due to a Termination without Cause. Notwithstanding Section 4(a) above, upon the Participant’s termination of Continuous Service without Cause, the portion of the RSUs that would have Vested based on the Participant’s Continuous Service in the 12-month period immediately following such termination shall Vest on the 55th day following such termination, provided that by such 55th day the Participant has (i) executed a general release of claims in a form prescribed by the Company (the “Release”) within 21 days (or such longer number of days as is necessary to comply with applicable law) following such termination and (ii) the period of time during which the Participant could revoke the executed release has lapsed and the Release has become effective and nonrevocable. If the Release is not executed, or if it is executed but is subsequently revoked, such that no effective Release exists on the 55th day following such termination of Continuous Service without Cause, the RSUs that could have Vested shall be forfeited.
(d)
Treatment on a Change in Control. Notwithstanding Section 4(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period and provided that the Participant is still in Continuous Service on the date of the Change in Control, the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) or be converted into Replacement Awards eligible for accelerated vesting on a Qualifying Termination, as prescribed in Section 13 of the Plan. Provided the RSUs are exempt from Code Section 409A, the definition of Change in Control for purposes of this Agreement shall include, in addition to the events listed under the Plan, the occurrence of any of the following events:
(i)
any Person becomes a Beneficial Owner (as such term is defined in the Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of either (A) 50% or more of the then-outstanding general or limited partnership interests of the Advisor (“Advisor Interests”), (B) 50% or more of the then-outstanding membership interests of NexPoint Real Estate Advisors GP, LLC (the “Advisor GP”) (“Advisor GP Interests”), (C) 50% or more of the then outstanding general or limited partnership interests of NexPoint Advisors, L.P. (the “Advisor Parent”) (“Advisor Parent Interests”) or (D) 50% or more of the then-outstanding membership interests of NexPoint Advisors GP, LLC (the “Advisor Parent GP”) (“Advisor Parent GP Interests”); provided, however, that for purposes of this subsection (i), the following acquisitions of Advisor Interests, Advisor GP Interests, Advisor Parent Interests or Advisor Parent GP Interests shall not constitute a Change in Control: (W) an acquisition directly from the Advisor, the Advisor GP, the Advisor Parent or the Advisor Parent GP, respectively, (X) an acquisition by the Advisor or an Advisor Affiliate, (Y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Advisor or any Advisor Affiliate, or (Z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (ii) below);
(ii)
the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Advisor, the Advisor GP, the Advisor Parent or the Advisor GP (an “Advisor Reorganization”), or the sale or other disposition of all or substantially all of the Advisor’s, the Advisor GP’s, the Advisor Parent’s or the Advisor GP’s assets (an “Advisor Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Advisor Acquisition”), unless immediately following such Advisor Reorganization, Advisor Sale or Advisor Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Advisor Interests, Advisor GP Interests, Advisor Parent Interests or Advisor Parent GP Interests, as applicable, immediately prior to such Advisor Reorganization, Advisor Sale or Advisor Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity and the combined voting power of the then outstanding voting securities entitled to vote generally, as the case may be, of the entity resulting from such Advisor Reorganization, Advisor Sale or Advisor Acquisition (including, without limitation, an entity which as a result of such transaction owns the Advisor, the Advisor GP, the Advisor Parent or the Advisor Parent GP, as applicable, or all or substantially all of the Advisor’s, the Advisor GP’s, the Advisor Parent’s or the Advisor Parent GP’s, as applicable, assets or stock either directly or through one or more subsidiaries) (the “Advisor Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Advisor Reorganization, Advisor Sale or Advisor Acquisition, of the outstanding Advisor Interests, Advisor GP Interests, Advisor Parent Interests or Advisor Parent GP Interests, as the case may be, and (B) no Person (other than (X) the Advisor or any Advisor Affiliate, (Y) the Advisor Surviving Entity or its ultimate parent entity, or (Z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total equity or 50% or more of the total voting power of the outstanding voting securities of the Advisor Surviving Entity (any Advisor Reorganization, Advisor Sale or Advisor Acquisition which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iii)
approval by the partners or members, as applicable, of the Advisor, the Advisor GP, Advisor Parent, or the Advisor Parent GP of a complete liquidation or dissolution of the Advisor, Advisor GP, Advisor Parent or Advisor Parent GP.

5.
Form and Time of Payment of RSUs.
(a)
General. Subject to Section 4 and Section 5, payment for Vested RSUs will be made in Shares within 10 days following the Vesting dates specified in Section 4(a), 4(b) and 4(c).
(b)
Other Payment Events. Notwithstanding Section 5(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:
(i)
Change in Control. Upon a Change in Control, and if no Replacement Award is granted, the Participant is entitled to receive payment for Vested RSUs in Shares on the date of the Change in Control.
(ii)
Qualifying Termination Following Change in Control. With respect to Replacement Awards, within 10 days following the Participant’s Qualifying Termination.
(c)
Except to the extent permitted by Section 409A of the Code and the Committee, no Shares may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.
(d)
The Committee may also determine to pay for Vested RSUs in cash based on the market value of the Shares on the date of settlement. The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of Shares corresponding to such RSUs or upon a cash payment corresponding to such RSUs.
6.
Dividend Equivalents; Other Rights.
(a)
The Participant shall have no rights of ownership in the Shares underlying the RSUs and no right to vote the Shares underlying the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the RSUs in respect of which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are paid in Shares.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.
Adjustments. The number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
8.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Participant of Shares or any other payment to the Participant or any other payment or Vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares to be delivered to the Participant or by delivering to the Company other Shares held by the Participant. If such election is made, the Shares so retained shall be credited against such withholding requirement at the market value of such Shares on the date of such delivery. In no event will the market value of the Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.
9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. Notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue Shares or make any payments pursuant to this Agreement if the issuance or payment thereof could impair the Company’s status as a REIT.
10.
Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.
No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis, and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by any Company Group Member, nor limit or affect in any manner the right of any Company Group Member to terminate the employment or adjust the compensation of the Participant.
12.
Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company Group and shall not affect the amount of any life insurance coverage in respect of the Participant under any life insurance plan covering employees of the Company Group.
13.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act or to prevent impairment of the Company’s status as a REIT.
14.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
15.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
16.
Clawback. Any award granted under this Agreement shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, in each case, as may be amended from time to time.
17.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of incorporation or formation of the Company, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
20.
Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

NEXPOINT RESIDENTIAL TRUST, INC.

By:

Name: [___]
Title: [____]

Participant Acknowledgment and Acceptance

By:

Name:

[Signature Page to NXRT RSU Award Agreement]